Exhibit 10.iv

May 25, 2012

To all Boreal’s 3, 5, and 6 Gallon Distributors:

Effective immediately, Boreal Water Collection Inc. has granted and licensed exclusive master bottling rights to Dowser, LLC, of Newburgh, NY to bottle Leisure Time water in 3, 5, and 6 gallon refillable containers bearing the name Leisure Time.

Boreal and Dowser have notified the New York State Department of Health of this transfer and the immediate termination of Boreal’s 3, 5, and 6 gallon bottling operations.

I encourage you to continue your refillable co-packing activities with Dowser, and I assure you of my full support in the transfer of your 3, 5, and 6 gallon business to Dowser.

Dowser has agreed to honor your current pricing with Boreal.

Please contact Mr. Glenn Barnes of Dowser. He may be reached at (800) 724-1084, and his staff is firmly committed to a smooth and professional transition for you.

Thank you

/s/ Francine Lavoine

Francine Lavoie

CEO

Boreal Water Collection Inc.